Exhibit 4

EXECUTION VERSION

PURCHASE AND SETTLEMENT AGREEMENT

This Purchase and Settlement Agreement (this “Agreement”) is dated as of September 30, 2016, by and among Fifth Street Holdings L.P., a Delaware limited partnership (“Holdings”), Leonard M. Tannenbaum (“LT” and, together with Holdings, the “Buyers”) and each of the persons or entities listed on the last signature page hereto (collectively, “Ironsides” and each, an “Ironsides entity”) (each of the Buyers and Ironsides, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, Ironsides beneficially owns shares of common stock of Fifth Street Senior Floating Rate Corp. (“FSFR” and, together with Fifth Street Finance Corp. and Fifth Street Asset Management Inc., the “Companies” and each, a “Company”) totaling, in the aggregate, 1,942,641 shares (the “Shares”), or approximately 6.6%, of the common stock issued and outstanding on the date hereof;

WHEREAS, Ironsides desires to sell, and the Buyers desire to purchase, free and clear of any and all Liens (as defined herein) the Shares, as set forth herein; and

WHEREAS, as of the date hereof, the Buyers and Ironsides have determined to come to an agreement with respect to the matters provided herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Purchase and Sale; Closing.

(a)       Upon the terms and subject to the conditions of this Agreement, Ironsides agrees to sell, convey, assign, transfer and deliver to the Buyers, and the Buyers agree to purchase from Ironsides, all of the Shares, with each Buyer purchasing the number of Shares set forth under such Buyer’s name on Schedule I attached hereto (it being understood that the Buyers may, by delivery of written notice to Ironsides no later than two (2) Business Days (as defined below) prior to the Closing Date (as defined below), amend Schedule I to reallocate the number of Shares set forth on such Schedule that each Buyer shall purchase on the Closing Date so long as the aggregate amount of Shares remains the same and such reallocation does not otherwise delay the timing of the Closing Date) free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements (other than as set forth in this Agreement), limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, “Liens”).

(b)       Upon the terms and subject to the conditions of this Agreement, in consideration of the sale, conveyance, assignment, transfer and delivery to each Buyer of the number of Shares set forth under such Buyer’s name on Schedule I attached hereto (as it may be amended in accordance with Section 1(a)), at the Closing, each Buyer shall pay to each Ironsides entity a cash purchase price of $9.00, without interest (the “Per Share Purchase Price”), for each Share purchased by such Buyer from such Ironsides entity for an aggregate cash purchase price to be paid by the Buyers of $17,483,769.00, with each Ironsides entity receiving from the applicable Buyer the amounts set forth on Schedule I hereto (as it may be amended in accordance with Section 1(a)). All obligations and liabilities of Holdings arising out of or in connection with this Agreement shall be on a several and not a joint basis. All obligations and liabilities of LT arising out of or in connection with this Agreement shall be on a several and not a joint basis with respect to LT and on a joint and several basis with respect to Holdings.

(c)       The purchase and sale of the Shares (the “Closing”) shall take place at 10:00 a.m., local time, on November 30, 2016 (the “Closing Date”) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036, or at such other place, date or time as the parties may agree in writing; provided, that the Buyers’ and Ironsides’ respective obligations under Sections 1(a), 1(b), 1(c) and 1(d), as applicable, shall be conditioned on the satisfaction or written waiver of the following conditions: (i) no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition having been issued, enacted or promulgated by a court or other governmental or regulatory authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder; (ii) the representations and warranties of the other Party set forth in this Agreement being true and correct as of the date of this Agreement and as of the Closing Date; and (iii) timely performance by the other Party in all material respects with all of its obligations under this Agreement required to be performed prior to the Closing (collectively, the “Closing Conditions”).

(d)       On the Closing Date, in accordance with Section 1(b), the Buyers shall deliver or cause to be delivered to Ironsides the cash amounts set forth on Schedule I hereto, in respect of each Ironsides entity, by wire transfer of immediately available funds to such accounts as Ironsides has specified in writing at least two (2) Business Days prior to the Closing Date.

(e)       The Parties agree that Ironsides is entitled to receive the amount of any dividends that FSFR has declared with a record date on or prior to the Closing Date.

(f)       On the Closing Date, subject to Section 1(d), Ironsides shall (1) deliver or cause to be delivered to the Buyers the certificates, if any, representing the Shares, duly and validly endorsed or accompanied by stock powers duly and validly executed in blank, or (2) in lieu of any such certificates, Ironsides may arrange for an appropriate electronic transfer (including through Deposit and Withdrawal at Custodian (“DWAC”)) of the Shares to one or more accounts designated by the Buyers, in the case of each of (1) and (2), in respect of the Shares to be purchased on the Closing Date as set forth on Schedule I attached hereto (as it may be amended in accordance with Section 1(a)) and sufficient to render each Buyer a “protected purchaser” (as that term is defined in Section 8-303 of the New York Uniform Commercial Code (the “UCC”)) with respect to the Shares, or create a “security entitlement” (as that term is defined in Section 8-102(a)(17) of the UCC) in favor of each Buyer with respect to the Shares, as the case may be, free and clear of any and all Liens.

2

2.	Additional Agreements.

(a)       Each of Ironsides and Holdings agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement. For the avoidance of doubt, Robert C. Knapp shall be deemed an Affiliate of Ironsides for purposes of this Agreement.

(b)       Upon execution of this Agreement, Ironsides hereby agrees that it will not, and that it will not permit any of its controlled Affiliates or Associates to, during the Standstill Period (as defined below): (1) nominate or recommend for nomination any person for election at any annual or special meeting of any of the Companies’ stockholders, directly or indirectly, (2) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of any of the Companies’ stockholders, directly or indirectly, or (3) initiate, encourage or participate in any “withhold” or similar campaign with respect to any annual or special meeting of any of the Companies’ stockholders, directly or indirectly. During the Standstill Period, Ironsides shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 2(b).

3.	Standstill Provisions.

Ironsides agrees that from the date of this Agreement until the earlier of (x) certification of voting results with respect to the 2018 annual meeting of stockholders for each of the Companies, (y) July 6, 2018 and (z) the Closing Date, if the Closing at which all of the Shares are purchased shall not have occurred on the Closing Date (other than by reason of the failure by Ironsides to deliver the Shares, free and clear of all Liens, at the Closing) (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner, with respect to the applicable Company:

(a)       solicit, or knowingly encourage or in any way engage in any solicitation of, any proxies or consents or become a “participant” in a “solicitation,” directly or indirectly, as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders or by encouraging or participating in any “withhold” or similar campaign), in each case, with respect to securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”);

(b)       make any proposal for consideration by stockholders at any annual or special meeting of the stockholders of the Company, whether pursuant to Rule 14a-8 under the Exchange Act, either the Company’s constituent documents or otherwise;

3

(c)       knowingly advise, encourage, support, instruct or influence any person with respect to any of the matters covered by this Section 3 or with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders of the Company or seek to do so;

(d)       agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except in accordance with this Agreement;

(e)       knowingly seek or encourage any person to submit nominations in furtherance of a “contested solicitation” or take other action for the election or removal of directors with respect to the Company, including any action that is intended to, or is reasonably likely to result in, the replacement of the investment advisor of the Company, or a modification to the terms or conditions of the Company’s investment advisory agreement;

(f)       form, join in or in any way participate in a partnership, limited partnership, syndicate or other group, including, without limitation, a group as defined under Section 13(d) of the Exchange Act (except such participation related to the reasonable unwinding of any such group currently existing as of the date of this Agreement) with any person who is not identified on Schedule I hereto (any such person, a “Third Party”), with respect to any securities of the Company;

(g)       make any disclosure, communication, announcement or statement regarding any intent, purpose, plan or proposal with respect to the board of directors of the Company, the Company’s investor advisor or the terms and conditions of the Company’s investment advisory agreement, the Company, or the management, policies or affairs of the Company, or with respect to this Agreement, that is inconsistent with the provisions of this Agreement;

(h)       contact or communicate with any director, executive or employee of the Company other than the Chief Executive Officer, Co-Presidents or the Company’s internal or external legal counsel, concerning the Company’s and its subsidiaries’ businesses, operations, results of operations, finances, capital stock, investment strategy and strategic alternatives or seek any information or documents in connection therewith from any such person other than the Chief Executive Officer, Co-Presidents or the Company’s internal or external legal counsel, without the prior written consent of the Company;

(i)       effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of assets, liquidation, dissolution, extraordinary dividend, significant share repurchase or other extraordinary transaction involving the Company, its investment advisor, or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any statement or disclosure regarding any intent, purpose, plan or proposal with respect to any Extraordinary Transaction or this Agreement that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Agreement or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

4

(j)       call or seek to call or request the calling of any meeting of stockholders at the Company, including by written consent, (ii) seek, alone or in concert with others, representation on, or nominate any candidate to, the board of directors of the Company, (iii) seek the removal of any member of the board of directors of the Company, (iv) seek, alone or in concert with others, or support any Third Party in seeking, to replace the investment advisor of the Company, (v) solicit consents from stockholders of the Company or otherwise act or seek to act by written consent, (vi) conduct a referendum of the stockholders of the Company or (vii) make a request for any stockholders list or any other books and records in Ironsides’ capacity as a stockholder of the Company;

(k)       purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of any securities issued by the Company, or any securities convertible into or exchangeable for securities issued by the Company;

(l)       sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of (each, a “Transfer”) any securities issued by the Company and/or any securities convertible into or exchangeable for securities issued by the Company;

(m)       institute, solicit or join, as a party, or knowingly assist any other person in instituting, soliciting or joining, any litigation, arbitration or other proceeding against the Company or any of their current or former directors or officers (including derivative actions), other than (i) litigation to enforce the provisions of this Agreement and (ii) counterclaims with respect to any proceeding initiated by, or on behalf of, a Party to this Agreement against Ironsides;

(n)       enter into or engage in any short sale or purchase, sale or grant of any option, warrant, derivative, convertible security, stock appreciation right or other similar right (including, without limitation, any put or call option or swap transaction) with respect to or having any measurement relating to any securities of the Company;

(o)       enter into any negotiations, arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist, seek to knowingly persuade or encourage, any Third Party to take any action or make any statement in connection with any of the foregoing, or make any investment in or enter into any arrangement with any other person that engages, or offers or proposes to engage, in any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

(p)       take any action challenging the validity or enforceability of this Section 3, or make or in any way advance any request or proposal that the Company or its board of directors amend, modify or waive any provision of this Section 3.

5

4.	Representations and Warranties of the Buyers.

Each of the Buyers hereby makes the following representations and warranties to Ironsides:

(a)       Existence; Authority. Holdings is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdings has all requisite organizational power and authority, and LT has the requisite capacity, to execute and deliver this Agreement, to perform its and his obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement.

(b)       Enforceability. This Agreement has been duly and validly executed and delivered by the Buyers and, assuming due and valid authorization, execution and delivery by Ironsides, this Agreement constitutes a legal, valid and binding agreement of each Buyer, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)       Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of the Buyer, threatened against such Party that could impair the ability of the Buyer to perform its or his obligations hereunder or to consummate the transactions contemplated hereby to which it or he is a party, except with respect to such suits, actions, investigations or proceedings as would not reasonably be expected to materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

(d)       No Conflict. The execution and delivery by the Buyer and the performance by the Buyer of its or his obligations hereunder and compliance by the Buyer with all of the provisions hereof and the consummation by the Buyer of the transactions described herein (a) shall not conflict with, or result in a breach or violation of, or default under, any contract to which the Buyer is a party, (b) shall not result in any violation or breach of any provision of the organizational documents of the Buyer (if the Buyer is an entity) and (c) shall not conflict with or result in any violation of any law applicable to the Buyer or any of its or his properties or assets, except with respect to each of (a) and (c), such conflicts, breaches, violations or defaults as would not reasonably be expected to materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

(e)       Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any governmental or regulatory authority or organization having jurisdiction over the Buyer is required in connection with the execution, delivery and performance by the Buyer of this Agreement or the consummation by the Buyer of any transactions contemplated hereby to which it or he is a party.

6

(f)       Adequate Information. Each of the Buyers has adequate information concerning the business and financial condition of FSFR to make an informed decision regarding the purchase of the Shares and has, independently and without reliance upon Ironsides, made its or his own analysis and decision to purchase the Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the purchase of the Shares, none of the Buyers is relying on Ironsides (or any agent or representative thereof). Each of the Buyers has carefully considered and, to the extent it or he believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the purchase of the Shares. Each of the Buyers acknowledges that none of the Ironsides entities or any of their respective partners, directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

(g)       Accredited Investors. Each of the Buyers is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended. The purchase of the Shares by the Buyers (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to the Buyers.

(h)       Reliance. The Ironsides entities are relying on the representations, warranties and acknowledgments made by each Ironsides entity in Section 4, and the Ironsides entities would not have entered into this Agreement in the absence of such representations, warranties and acknowledgments.

5.	Representations and Warranties of Ironsides.

Each Ironsides entity hereby, jointly and severally with respect to each other Ironsides entity, makes, the following representations and warranties to each Buyer:

(a)       Existence; Authority. Each of the Ironsides entities that is not a natural person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Ironsides entities has all requisite competence, power and authority to execute and deliver this Agreement, to perform its and his obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b)       Enforceability. This Agreement has been duly and validly executed and delivered by each Ironsides entity and, assuming due and valid authorization, execution and delivery by each of the Buyers, this Agreement constitutes a legal, valid and binding agreement of each of the Ironsides entities, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)       Ownership. Each Ironsides entity is the sole record and/or beneficial owner, as applicable, of the Shares set forth opposite its name on Schedule I hereto, except with respect to Shares held in a managed account (as indicated on Schedule I) as to which such beneficial ownership is shared, free and clear of any and all Liens. Other than the Shares set forth opposite each Ironsides’ entity’s name on Schedule I hereto, no Ironsides entity is the record or beneficial owner of any Company’s common stock. Each Ironsides entity has full power and authority to transfer full legal ownership of its respective Shares (or a security entitlement with respect thereto), including any Shares held in a managed account, to the Buyers, and no Ironsides entity is required to obtain the approval of any person or governmental or regulatory authority or organization to effect the sale of the Shares. The entire direct or indirect beneficial ownership of Ironsides or any of its respective Affiliates in the Companies is set forth in the left column of Schedule I.

7

(d)       Conveyance. The stock certificates and stock powers, if any, executed and delivered by, or DWAC transfer in lieu of such stock certificates made by, Ironsides at the Closing will be valid and binding obligations of Ironsides, enforceable in accordance with their respective terms, and render each Buyer a “protected purchaser” with respect to the Shares, or create a “security entitlement” in favor of each Buyer with respect to the Shares, as the case may be, free and clear of any and all Liens.

(e)       Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of any Ironsides entity, threatened against such Party that could impair the ability of any Ironsides entity to perform its or his obligations hereunder or to consummate the transactions contemplated hereby to which it or he is a party, except with respect to such suits, actions, investigations or proceedings as would not reasonably be expected to materially and adversely affect the ability of such Ironsides entity to perform its obligations under this Agreement.

(f)       No Conflict. The execution and delivery by each Ironsides entity and the performance by each Ironsides entity of its or his obligations hereunder and compliance by each Ironsides entity with all of the provisions hereof and the consummation by each Ironsides entity of the transactions described herein (a) shall not conflict with, or result in a breach or violation of, or default under, any contract to which any Ironsides entity is a party, (b) shall not result in any violation or breach of any provision of the organizational documents of such Ironsides entity and (c) shall not conflict with or result in any violation of any law applicable to such Ironsides entity or any of such Ironsides entity’s properties or assets, except with respect to each of (a) and (c), such conflicts, breaches, violations or defaults as would not reasonably be expected to materially and adversely affect the ability of such Ironsides entity to perform its obligations under this Agreement.

(g)       Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any governmental or regulatory authority or organization having jurisdiction over any Ironsides entity is required in connection with the execution, delivery and performance by such Ironsides entity of this Agreement or the consummation by such Ironsides entity of any transactions contemplated hereby to which it or he is a party.

(h)       Sophisticated Investor. Each of the Ironsides entities is a sophisticated investor and it or he knows that the Buyers may have material non-public information concerning FSFR and its respective condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to Ironsides’ decision to sell the Shares or otherwise materially adverse to Ironsides’ interests. Each Ironsides entity acknowledges and agrees that the Buyers shall have no obligation to disclose to it or him any such information and each Ironsides entity hereby waives and releases, to the fullest extent permitted by applicable law, any and all claims and causes of action it or he has or may have against the Buyers, and their respective Affiliates, officers, partners, directors, employees, agents and representatives based upon, relating to or arising out of nondisclosure of such information or the sale of the Shares hereunder.

8

(i)       Adequate Information. Each of the Ironsides entities has adequate information concerning the business and financial condition of FSFR to make an informed decision regarding the sale of the Shares and has, independently and without reliance upon the Buyers, made its or his own analysis and decision to sell the Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Shares, none of the Ironsides entities is relying on the Buyers (or any agent or representative thereof). Each of the Ironsides entities has carefully considered and, to the extent it or he believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Shares. Each of the Ironsides entities acknowledges that none of the Buyers or any of their respective partners, directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

(j)       Accredited Investors. Ironsides is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended. The sale of the Shares by Ironsides (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to Ironsides.

(k)       Reliance. The Buyers are relying on the representations, warranties and acknowledgments made by each Ironsides entity in Section 5, and the Buyers would not have entered into this Agreement in the absence of such representations, warranties and acknowledgments.

6.	Non-Disparagement.

(a)       Each of the Buyers agrees, and shall cause the Companies to agree (on their own behalf and on behalf of their respective directors, officers, subsidiaries and Affiliates, if any, and each of their respective successors and assigns (collectively, the “Company Parties”)), that, beginning on the date of this Agreement and continuing until the earlier of the expiration of the Standstill Period and such time as any Seller Party (as defined below) breaches its obligations under Section 6(b), it shall not (whether directly or indirectly, individually or in concert with others, publicly or privately, orally or in writing) engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information that is calculated to or is reasonably likely to have the effect of (i) undermining, impugning, disparaging, injuring the reputation of or otherwise in any way reflecting adversely or detrimentally upon any Ironsides entity or their respective partners, members, Affiliates, successors or assigns (collectively, the “Seller Parties”) or (ii) accusing or implying that any Seller Party engaged in any wrongful, unlawful or improper conduct. The foregoing shall not apply to any compelled testimony, either by legal process, subpoena or otherwise or to any response to any request for information from any governmental or regulatory authority having jurisdiction over the Companies or the Buyers, as applicable; provided, however, that in the event that any Company Party is requested pursuant to, or required by, applicable law, regulation or legal process to testify or otherwise respond to a request for information from any governmental or regulatory authority, the Company shall notify Ironsides promptly so that the Seller Parties may (at their own expense) seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is timely obtained, or any Seller Party waives compliance with the terms of this Section 6(a), such Company Party shall furnish only such information which it has been advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that such information will be accorded confidential treatment. Notwithstanding the foregoing, the Company Parties shall be permitted to make reference to the fact that a proxy contest was conducted by FSFR and Ironsides with respect to the 2016 annual meeting of stockholders of FSFR and the fact of the proxy materials being filed and distributed by FSFR and Ironsides during the contest.

9

(b)       Each of the Ironsides entities (on its or his own behalf and on behalf of the other Seller Parties) agrees that, beginning on the date of this Agreement and continuing until the earlier of the expiration of the Standstill Period and such time as any Company Party breaches its obligations under Section 6(a), it or he shall not (whether directly or indirectly, individually or in concert with others, publicly or privately, orally or in writing) engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information, including, without limitation, to any member of the press, analyst, governmental or regulatory authority, that is calculated to or is reasonably likely to have the effect of (i) undermining, impugning, disparaging, injuring the reputation of or otherwise in any way reflecting adversely or detrimentally upon any Company Party or (ii) accusing or implying that any Company Party engaged in any wrongful, unlawful or improper conduct; provided, however, that in the event that a Seller Party is requested pursuant to, or required by, applicable law, regulation or legal process to testify or otherwise respond to a request from any governmental or regulatory authority, Ironsides shall notify the Buyers promptly so that the Company Parties may (at their own expense) seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is timely obtained, or any Company Party waives compliance with the terms of this Section 6(b), such Seller Party shall furnish only such information which it has been advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that such information will be accorded confidential treatment. Notwithstanding the foregoing, the Seller Parties shall be permitted to make reference to the fact that a proxy contest was conducted by FSFR and Ironsides with respect to the 2016 annual meeting of stockholders of FSFR and the fact of the proxy materials being filed and distributed by FSFR and Ironsides during the contest.

(c)       Neither Section 6(a) nor Section 6(b) shall prevent the enforcement by or on behalf of any Party of such Party’s rights or remedies in accordance with this Agreement, including any right to commence legal proceedings or make public filings in respect of such enforcement.

10

7.	Release.

(a)       Each Ironsides entity agrees, with effect from and after the Closing, to irrevocably release from liability, and refrain from commencing any litigation (or cooperating, assisting or aiding any person in commencing or maintaining any litigation) against the Companies, Holdings or LT and their respective partners, directors, officers, representatives, agents and Affiliates (and the partners, directors, officers, representatives and agents of any such Affiliate) and each of their respective successors and assigns (collectively, the “Released Parties”), as applicable, arising from any fact, occurrence, circumstance or matter through and including the Closing, including with respect to the negotiation of this Agreement.

(b)       Each of the Companies, Holdings and LT agrees, with effect from and after the Closing, to irrevocably release from liability, and refrain from commencing any litigation (or cooperating, assisting or aiding any person in commencing or maintaining any litigation) against Ironsides and their respective partners, directors, officers, representatives, agents and Affiliates (and the partners, directors, officers, representatives and agents of any such Affiliate) and each of their respective successors and assigns (collectively, the “Seller Released Parties”), as applicable, arising from any fact, occurrence, circumstance or matter through and including the Closing, including with respect to the negotiation of this Agreement.

(c)       Neither Section 7(a) nor Section 7(b) shall prevent the enforcement by or on behalf of any Party of such Party’s rights or remedies in accordance with this Agreement, including any right to commence legal proceedings or make public filings in respect of such enforcement.

8.	Survival.

Each of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing. Notwithstanding any knowledge of facts determined or determinable by any Party by investigation, each Party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other Parties contained in this Agreement. Each representation, warranty, covenant and agreement contained in this Agreement is independent of each other representation, warranty, covenant and agreement contained in this Agreement. Except as expressly set forth in this Agreement, no Party has made any representation, warranty, covenant or agreement and the Parties expressly disclaim reliance on any extra contractual statement or omissions.

9.	Certain Definitions.

As used in this Agreement, (a) the terms “beneficial ownership” or “beneficially owned” shall have the meanings set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act and (b) the term “Business Day” shall mean any day other than a Saturday, Sunday or nationally recognized holiday.

10.	Specific Performance.

Ironsides, on the one hand, and the Buyers, on the other hand, acknowledge and agree that irreparable injury to the other Party hereto would occur in the event the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Ironsides, on the one hand, and the Buyers, on the other hand, shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof without posting bond or security. This Section 10 is not the exclusive remedy for any violation of this Agreement.

11

11.	Expenses.

All fees and expenses incurred by a Party hereto in connection with the matters contemplated by this Agreement shall be borne by the Party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such Party.

12.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

13.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (c) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (d) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Fifth Street Holdings L.P.
c/o Fifth Street Asset Management Inc.
777 West Putnam Avenue, 3rd Floor
Greenwich, CT 06830
Attention: Kerry S. Acocella, Senior Vice President, Legal
Telephone: 203.681.3600
Facsimile: 203.681.3879
Email: KAcocella@fifthstreetfinance.com

12

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Todd E. Freed
Telephone: 212.735.3714
Facsimile: 917.777.3714
Email: Todd.Freed@skadden.com

If to Ironsides:

Ironsides Partners LLC

100 Summer Street, Suite 2075

Boston, MA 02110.

Attention: Robert C. Knapp

Telephone: 617.449.3127
Facsimile: 617.348.4146
Email: Robert.Knapp@ironsidespartners.com

With a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Abbe L. Dienstag

Telephone: 212.715.9100

Facsimile: 212.715.8000
Email: adienstag@kramerlevin.com

14.	Applicable Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its choice of law principles to the extent that the application of the laws of another jurisdiction would be required thereby. Each Party hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (as applicable, the “Delaware Courts”), and any appellate court from any decision thereof, in any suit, action or other proceeding with respect to the subject matter of this Agreement (each, a “Proceeding”), including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Proceeding shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding with respect to the subject matter of this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court and (d) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The Parties waive any right to a trial by jury with respect to any Proceeding.

13

15.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

16.	Waiver.

Any waiver of any term or condition of this Agreement must be in writing and signed by the Party to be charged. Any waiver by any Party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

17.	Headings; Interpretation.

The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it is not applicable and is hereby waived.

18.	Entire Agreement; Amendment; Successors and Assigns; Third Party Beneficiaries.

This Agreement (together with Schedule I) contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Buyers and Ironsides. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Ironsides, the prior written consent of each of the Buyers, and with respect to the Buyers, the prior written consent of Ironsides. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons or entities, except that the Parties hereby acknowledge and agree that each of FSFR, FSAM and FSC and Robert C. Knapp are third party beneficiaries of this Agreement.

14

19.	Public Announcements.

The Parties, shall, to the extent feasible, consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. Ironsides acknowledges and agrees that the Buyers will be filing a Schedule 13D/A and Form 4 with the Securities and Exchange Commission, and the Buyers acknowledge and agree that Ironsides will be filing a Schedule 13D/A with the Securities and Exchange Commission, each disclosing the existence and content of this Agreement and the transactions contemplated hereunder, as well as attaching an executed copy of this Agreement thereto. The Parties shall, to the extent feasible, consult with each other regarding such disclosure prior to filing such Schedule 13D/As and Form 4, as applicable. Notwithstanding anything to the contrary herein, Ironsides may make disclosures of the existence and content of this Agreement to any of its direct or indirect investors in connection with its regular reporting activities.

[The remainder of this page intentionally left blank]

15

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

FIFTH STREET HOLDINGS L.P.

By:	/s/ Leonard M. Tannenbaum
Name: Leonard M. Tannenbaum
Title: Chief Executive Officer

LEONARD M. TANNENBAUM

/s/ Leonard M. Tannenbaum

[Signature Page to Agreement]

IRONSIDES PARTNERS LLC

By:	/s/ Robert C. Knapp
Name: Robert C. Knapp
Title: Managing Director

IRONSIDES PARTNERS SPECIAL SITUATIONS MASTER FUND II L.P.

By: Ironsides Partners Special Situations Fund GP LLC, its General Partner

By: RCK Holdings LLC, its Sole Member

By:	/s/ Robert C. Knapp
Name: Robert C. Knapp
Title: Managing Director

IRONSIDES P FUND L.P.

By: Ironsides P Fund GP LLC, its General Partner

By: RCK Holdings LLC, its Sole Member

By:	/s/ Robert C. Knapp
Name: Robert C. Knapp
Title: Managing Director

[Signature Page to Agreement]

Schedule I

Shares; Payments

Name of Ironsides Entity	Total Number of Shares beneficially owned by Ironsides Entity	Number of Shares to be Purchased by Holdings	Purchase Price to be Paid by Holdings	Number of Shares to be Purchased by LT	Purchase Price to be Paid by LT	Total Payment to be made to Ironsides Entity in consideration of Purchased Shares
IRONSIDES PARTNERS LLC (Managed Account)	181,691	121,188	$1,090,692.00	60,503	$544,527.00	$1,635,219.00
IRONSIDES PARTNERS SPECIAL SITUATIONS MASTER FUND II L.P.	880,561	587,334	$5,286,006.00	293,227	$2,639,043.00	$7,925,049.00
IRONSIDES P FUND L.P.	880,389	587,220	$5,284,980.00	293,169	$2,638,521.00	$7,923,501.00